Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Artivion	Gilmartin Group LLC
Lance A. Berry	Brian Johnston / Laine Morgan
Executive Vice President &	Phone: 332-895-3222
Chief Financial Officer	investors@artivion.com
Phone: 770-419-3355

Artivion Announces Closing of Transactions to Exchange $99.5 Million in Principal Amount of its 4.250% Convertible Notes Due 2025 for Common Stock

ATLANTA, GA – (May 28, 2025) – Artivion, Inc. (NYSE: AORT), a leading cardiac and vascular surgery company focused on aortic disease, today announced the closing of transactions related to previously announced, privately negotiated exchange agreements with certain holders (the “Holders”) of its 4.250% Convertible Senior Notes due 2025 (the “Notes”). The closing transactions included the closing of an additional, privately negotiated agreement with a separate holder.

Under the terms of the exchange agreements, the Holders exchanged an aggregate principal amount of approximately $99.54 million of Notes held by the Holders in exchange for an aggregate of 4,334,347 shares of the Company’s common stock (“Shares”). In addition, pursuant to the exchange agreements, the Company made a cash payment of approximately $1.7 million to the Holders for accrued and unpaid interest on the exchanged Notes. Immediately following the closing of the transactions contemplated by the exchange agreements, approximately $0.46 million in aggregate principal amount of the Notes remained outstanding.

"The closing of these transactions results in the effective retirement of our convertible notes and marks a significant milestone in strengthening our financial position. By nearly eliminating this outstanding debt, we are not only meaningfully reducing our leverage ratios but also substantially enhancing our balance sheet flexibility," said Pat Mackin, Chairman, President, and Chief Executive Officer.

J. Wood Capital Advisors LLC acted as financial advisor to Artivion in connection with the exchange transactions.

The Shares issued in the exchanges have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and such other jurisdictions. This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements
Statements made in this press release that look forward in time, including those relating to closing of the exchange transactions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions that may cause actual results to differ materially from current expectations, including, but not limited to, the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2024, and our Form 10-Q for the quarter ended March 31, 2025. Artivion does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

About Artivion, Inc.
Headquartered in suburban Atlanta, Georgia, Artivion, Inc. is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult challenges in treating patients with aortic diseases. Artivion’s four major groups of products include: aortic stent grafts, surgical sealants, On-X mechanical heart valves, and implantable cardiac and vascular human tissues. Artivion markets and sells products in more than 100 countries worldwide. For additional information about Artivion, visit our website, www.Artivion.com.